Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186076

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 1, 2013 and Prospectus Supplement dated August 22, 2013)

Red Mountain Resources, Inc.

11,500,000 Shares

Common Stock

This prospectus supplement supplements and amends the prospectus, dated February 1, 2013, as supplemented and amended by the prospectus supplement, dated August 22, 2013, collectively referred to as the “prospectus.” Except as supplemented and amended herein, the prospectus remains unchanged.

We are offering up to 11,500,000 shares of common stock directly to investors in this offering.

You should read carefully this prospectus supplement and the prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is traded on the OTCQB market (the “OTCQB”) under the symbol “RDMP.” On August 23, 2013, the last reported sale price of our common stock as reported on the OTCQB was $0.76 per share.

We have engaged Hewon Resources Limited to act as a placement agent outside the United States. We have agreed to pay the placement agency fee set forth in the table below.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks relating to an investment in our common stock and each of the other risk factors described under “Risk Factors” beginning on page S-13 of the prospectus supplement dated August 22, 2013, on page 3 of the prospectus dated February 1, 2013 and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, before you make an investment in our common stock.

	Per Share	Aggregate
Public offering price	$0.70	$8,050,000.00
Placement Agent fee	$0.05	$563,500.00
Total	$0.65	$7,486,500.00

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock to purchasers on or about August 27, 2013.

The date of this prospectus supplement is August 26, 2013.

PLAN OF DISTRIBUTION

We intend to sell the shares of common stock offered hereby on a “best efforts” basis directly to investors.

We have engaged Hewon Resources Limited (“Hewon”) to act as a placement agent outside the United States pursuant to a letter agreement dated August 23, 2013. We have agreed to pay Hewon a cash fee of 7% of the gross proceeds from the sale of shares of common stock to investors introduced to us by Hewon. Hewon will not purchase or sell any shares of common stock under this prospectus supplement or the prospectus and will not be required to arrange for the purchase or sale of any specific number or dollar amount of shares of common stock.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum compensation or discount to be received by any participating FINRA members or independent broker dealers in connection with the offer and sale of any securities will not be greater than 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the prospectus.

The estimated offering expenses payable by us, in addition to the placement agency fee, are approximately $50,000, which includes our legal and accounting costs.